SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-A12B/A
Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

ELKCORP
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-1217920
(State of Incorporation or Organization)	(IRS Employer
Identification Number)

14911 Quorum Drive
Suite 600
Dallas, Texas	75254-1491
(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the
Exchange Act  and is effective pursuant  to General Instruction  A.(c), please check the following
box:     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the
Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered

Series A Participating Preferred Stock	New York Stock Exchange
Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

               Reference is hereby made to the Registration Statement on Form 8-A filed by ElkCorp (formerly known as Elcor Corporation) (the "Company") with the Securities and Exchange Commission on May 29, 1998, relating to the Rights Agreement by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), dated as of July 7, 1998, as amended on November 5, 2006 and December 18, 2006 (the "Rights Agreement"). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

               On February 9, 2006, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with BMCA Acquisition Inc., a Delaware corporation ("Parent"), and BMCA Acquisition Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Offeror"). Under the terms of the Merger Agreement, Offeror will amend its existing tender offer (the "Tender Offer") to purchase all of the Company's outstanding shares of common stock, par value $1.00 per share (the "Shares") for $43.50 per Share, net to the seller in cash.

               In connection with the Company's execution of the Merger Agreement, the Company and the Rights Agent executed an amendment to the Rights Agreement, effective February 9, 2007 (the "Third Amendment"). The Third Amendment provides that, among other things, none of the Tender Offer, the execution of the Merger Agreement nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, none of Parent, Offeror or any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the Tender Offer, the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement.

               The foregoing description is qualified in its entirety by reference to the Rights Agreement, prior amendments thereto, and the Third Amendment, which are filed as Exhibits 4.1, 4.2. 4.3 and 4.4, respectively, and incorporated herein by reference.

Item 2.	Exhibits.

No.	Description

4.1	Rights Agreement, dated as of July 7, 1998, between ElkCorp (formerly Elcor Corporation) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 6, 2006)

4.2	Amendment to Rights Agreement (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated November 6, 2006)

4.3	Second Amendment to Rights Agreement (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 19, 2006)

4.4	Third Amendment to Rights Agreement, dated as of February 9, 2007, by and between ElkCorp and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit (e)(11) to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on February 12, 2007)

SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ELKCORP

By: /s/ David G. Sisler
Name:	David G. Sisler
Title:	Senior Vice President, General
Counsel and Secretary

Dated: February 14, 2007

EXHIBIT LIST

No.           Description

4.1	Rights Agreement, dated as of July 7, 1998, between ElkCorp (formerly Elcor Corporation) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended (incorporated by reference to Exhibits 4.1 to the Company's Current Report on Form 8-K dated November 6, 2006)

4.2	Third Amendment to Rights Agreement, dated as of February 9, 2007, by and between ElkCorp and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit (e)(11) to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on February 12, 2007)

4.3	Second Amendment to Rights Agreement (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 19, 2006)

4.4	Third Amendment to Rights Agreement, dated as of February 9, 2007, by and between ElkCorp and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit (e)(11) to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on February 12, 2007)